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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Calypte Biomedical Corporation

    We consent to the incorporation by reference in the registration statement (No. 333-16769) on Form S-8, the registration statement (No. 333-38417) on
Form S-3, the registration statement (No. 333-66765) on Form S-3, the registration statement (No. 333-75239) on Form S-3, and in the registration statement (No. 333-32246) on Form S-3 of Calypte Biomedical Corporation of our reports dated March 9, 2000 relating to the consolidated balance sheets of Calypte Biomedical Corporation and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 and the related schedule, which reports appear in the December 31, 1999 annual report on Form 10-K of Calypte Biomedical Corporation.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          KPMG LLP

San Francisco, California
March 28, 2000